Coopers
& Lybrand










                    CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference of our report dated January 24, 1995 on our audits of consolidated financial statements and financial statement schedule of The Southern New England Telephone Company as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, included in this Annual Report on Form 10-K, in the following documents filed by The Southern New England Telephone
Company:

    . Registration Statement No. 33-51371 on Form S-3 relating to the registration of $540 million of Debt Securities.



                                              COOPERS & LYBRAND L.L.P.




Hartford, Connnecticut
March 10, 1995